EXHIBIT 21

                                  SUBSIDIARIES

1. Fine Host Services Corporation, a Delaware corporation.

2. Fanfare, Inc., a Massachusetts corporation.

3. Creative Food Management, Inc., an Ohio corporation.

4. Northwest Food Service, Inc., an Idaho corporation.

5. Sun West Services, Inc., a New Mexico corporation.